Effective 09/1/2012

MANDATORY RETIREMENT AGE POLICY – CHIEF EXECUTIVE OFFICER

Southwest Bancorp, Inc. (“Southwest” or “Company”) and any subsidiaries or related companies, including, but not limited to, Stillwater National Bank and Trust Company, and the Board of Directors for the Company (the “Board”), hereby implement the following mandatory retirement age policy. This policy, effective immediately, will apply to the position of Chief Executive Officer (“CEO”) of the Company, which is a “bona fide executive and/or high policy-making position” as defined by the Age Discrimination in Employment Act (“ADEA”), and is therefore eligible for application of a mandatory retirement age policy.

I. MANDATORY RETIREMENT – 68 YEARS OF AGE

As a pre-condition to accepting the job as CEO of the Company, he/she must read, acknowledge and agree (in writing) to the terms of this policy. In doing so, the CEO will agree to the following terms and conditions:

A. If he/she remains employed by the Company as CEO on his/her Sixty Eighth (68th) birthday, and he/she has been in the position of CEO (or another “bona fide executive and/or high policy-making position” as defined by the ADEA) for no less than two (2) calendar years prior to that date, he/she will voluntarily resign from his/her employment as CEO of the Company. If he/she refuses to voluntarily resign, then his/her employment will be involuntarily terminated pursuant to the terms of this policy. In the event that the termination is involuntary, the balance of the terms of this policy will still equally apply.

B. Subsequent to his/her resignation on or about his/her 68th birthday, the CEO will be entitled to an immediate, non-forfeitable annual retirement benefit from his/her Southwest pension, profit-sharing, savings, or deferred compensation plan, or any combination of those plans, which equals in the aggregate at least Forty Four Thousand Dollars ($44,000) per year.

C. Nothing in this policy will modify, alter or otherwise change any other contractual and/or “at-will” employment provisions which control the employment status of the CEO. This includes, but is not limited to, the fact that this policy does not guarantee the CEO employment until his/her 68th birthday, nor does it negate in any way the ability of the Company to exercise any and all of its contractual and/or “at-will” powers to terminate the employment of the CEO prior to his/her 68th birthday (or after it) for legitimate business reasons that are wholly unrelated to this policy.

II. DISCRETIONARY WAIVER BY THE BOARD OF DIRECTORS

The Board retains the right, in its sole discretion, to waive the application and enforcement of this policy as it relates to the CEO. Specifically, after the CEO reaches the age of Sixty Eight (68), a simple majority of the Board (i.e. 51%) must annually approve a one year waiver of the policy. If a simple majority does not vote for a waiver of the policy, it will be immediately enforced.

After the CEO reaches the age of Seventy (70), a super majority of the Board (i.e. 66%) is required to approve any additional one year waivers of the policy. If a super majority does not vote for a waiver of the policy, it will be immediately enforced. .

ACKNOWLEDGEMENT OF RECEIPT OF
MANDATORY RETIREMENT AGE POLICY – CHIEF EXECUTIVE OFFICER

By signing this document below I acknowledge, understand and agree that I have received a copy of the Mandatory Retirement Age Policy – Chief Executive Office and I understand the contents of the Policy and the reasons behind the Policy. I further agree to adhere to the terms of the Policy as a condition of accepting the position of Chief Executive Officer.

Witness CHIEF EXECUTIVE OFFICER

Date Signed